UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GLOBAL IMAGING SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-24373	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3820 Northdale Boulevard

Suite 200A

Tampa, Florida 33624

(Address of Principal Executive Offices – zip code)

Global Imaging Systems, Inc.

2004 Omnibus Long-Term Incentive Plan

Lawrence Paine

Vice President, General Counsel and Secretary

Global Imaging Systems, Inc.

3820 Northdale Boulevard, Suite 200A

Tampa, Florida 33624

(Name and address of agent for service)

(813) 960.5508

(Telephone number, including area code, of agent for service)

Not applicable

(Former name or former address, if changed since last report)

CALCULATION OF REGISTRATION FEE

Title of each class of securities of services to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock ($.01 par value)	600,000	$36.81	$22,086,000	$2,798.30

(1)	This Registration Statement shall also cover any additional shares of common stock that become issuable under the Global Imaging Systems, Inc. 2004 Omnibus Long-Term Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration resulting in an increase in the number of the outstanding shares of the Common Stock of Global Imaging Systems, Inc.

(2)	Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average of the high and low price per share, as reported on the Nasdaq National Market on November 11, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation by Reference.

The following documents, as originally filed with the Commission by Global Imaging Systems, Inc. (the “Registrant”) are incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004;

(b) The Registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2004;

(c) All other reports filed by the Registrant with the Commission under Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since March 31, 2004; and

(d) The description of the Registrant’s Common Stock, $.01 par value per share, incorporated by reference into the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 2, 1998 pursuant to Section 12 of the Exchange Act, which incorporates by reference the description of the Registrant’s Common Stock from the Registrant’s Registration Statement on Form S-1/A (No. 333-48103) filed with the Commission on June 17, 1998.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Amended and Restated Certificate of Incorporation (the “Charter”) and Amended and Restated Bylaws of Global provide for the indemnification of the Registrant’s directors and officers to the fullest extent permitted by law.

As permitted by the Delaware General Corporation Law, the Charter provides that directors of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. As a result of this provision, the Registrant and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Additionally, the Registrant has entered into indemnification agreements with certain of its directors and officers which may, in certain cases, be broader than the specific indemnification provisions contained under applicable law. The indemnification agreements may require the Registrant, among other things, to indemnify such officers, directors and key personnel against certain liabilities that may arise by reason of their status or service as directors, officers or employees of the Registrant, to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified, and to cover such officers, directors and key employees under the Registrant’s directors’ and officers’ liability insurance policies to the maximum extent that insurance coverage is maintained.

Item 7.	Exemption for Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Index to Exhibits filed herewith and appearing immediately prior to the exhibits hereto is incorporated herein by reference.

Item 9.	Undertakings

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Global Imaging Systems, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida as of November 11, 2004.

Global Imaging Systems, Inc.

By:	/s/ Thomas S. Johnson
Thomas S. Johnson
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Thomas S. Johnson and Raymond Schilling, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement or any Registration Statement relating to this Registration Statement under Rule 462 and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of November 11, 2004.

Name	Title

/s/ Thomas S. Johnson Thomas S. Johnson	Chairman and Chief Executive Officer Director (Principal Executive Officer)

/s/ Raymond Schilling Raymond Schilling	Senior Vice President, Chief Financial Officer Director (Principal Financial and Accounting Officer)

/s/ Mark A. Harris Mark A. Harris	Director

/s/ Daniel T. Hendrix Daniel T. Hendrix	Director

/s/ R. Eric McCarthy R. Eric McCarthy	Director

/s/ Edward N. Patrone Edward N. Patrone	Director

/s/ M. Lazane Smith M. Lazane Smith	Director

EXHIBIT INDEX

Exhibit	Description

5	Opinion of the General Counsel of the Registrant.

23.1	Consent of Ernst & Young, LLP.

23.2	Consent of General Counsel (included as part of Exhibit 5).

24	Power of Attorney (included on the signature page of the Registration Statement).

99.1	Global Imaging Systems, Inc. 2004 Omnibus Long-Term Incentive Plan.